UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 25, 2016

Ares Dynamic Credit Allocation Fund, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	811-22535	46-4969053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Avenue of the Stars

12th Floor

Los Angeles, California 90067
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (310) 201-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 25, 2016, M. Freddie Reiss was appointed to the board of directors of Ares Dynamic Credit Allocation Fund, Inc. (the “Company”).  Mr. Reiss was also appointed as the chairperson of the audit committee of the Company’s board of directors and as a member of the nominating and governance committee.

Mr. Reiss retired from his role as Senior Managing Director in the Corporate Finance/Restructuring practice of FTI Consulting in 2013. Mr. Reiss has over 30 years of experience in strategic planning, cash management, liquidation analysis, covenant negotiations, forensic accounting and valuation. He specializes in advising on bankruptcies, reorganizations, business restructuring and in providing expert witness testimony for underperforming companies.  Prior to joining FTI Consulting, Mr. Reiss was a partner and west region leader at PricewaterhouseCoopers, where he co-founded the Business Restructuring Services practice. Mr. Reiss is a recognized expert in the field of financial restructuring. Mr. Reiss holds an M.B.A. from City College of New York’s Baruch College and a B.B.A. from City College of New York’s Bernard Baruch School of Business. He is a certified insolvency and restructuring advisor, a certified public accountant in New York and California and a certified turnaround professional. Mr. Reiss is currently on the board of trustees for the Baruch College Fund, chairman of the audit committee and independent board member for Contech Engineered Solutions and Managing Member of Variant Holdings LLC. Mr. Reiss was an independent director and member of the audit committee of Tennenbaum Capital’s Special Value Opportunities Fund. He was also an independent director and chair of the audit committee for Liberty Medical Group and Brundage Bone Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES DYNAMIC CREDIT ALLOCATION FUND, INC.

Date: March 28, 2016	By:	/s/ Seth Brufsky

	Name:	Seth Brufsky

	Title:	Chief Executive Officer & President